Exhibit 4.40

EXCLUSIVE BUSINESS COOPERATION AGREEMENT

This Exclusive Business Cooperation Agreement (“Agreement”) is entered into on May 1, 2022 in Shenzhen, the People’s Republic of China (“PRC”) by and between the following parties:

Party A: Xunlei Computer (Shenzhen) Co., Ltd., a wholly foreign-owned enterprise duly established and validly existing under the PRC laws, with its address at Room 1606A, Building 7, Qianhai Excellence Financial Center (Phase I), Unit 2, Guiwan Area, Nanshan Subdistrict, Qianhai Shenzhen-Hong Kong Modern Service Industry Cooperation Zone, Shenzhen;

Party B: Shenzhen Suqu Network Technology Co., Ltd., a limited liability company duly established and validly existing under the PRC laws, with its address at Room 10A1014, Block AB, New Energy Building, No. 2239 Nanhai Avenue, Nanguang Community, Nanshan Subdistrict, Nanshan District, Shenzhen.

Party A and Party B are hereinafter referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS:

1.	Party A is a wholly foreign-owned enterprise established in the PRC and possesses the necessary resources to provide technical and consulting services;
2.

Party B is a domestic company established in the PRC. All business activities currently conducted and to be conducted by Party B during the term of this Agreement are hereinafter collectively referred to as the “Principal Business”;

3.

Party A agrees to utilize its technological expertise, personnel and information advantages to provide Party B with exclusive technical support, consulting and other services related to the Principal Business during the term of this Agreement, and Party B agrees to accept such services provided by Party A or its designee in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

1.	Scope of Business Cooperation
1.1	Technical Support, Consulting Services and Other Services:

1.1.1

Subject to the terms and conditions of this Agreement, Party B hereby appoints Party A as its exclusive service provider during the term of this Agreement to provide comprehensive technical support, consulting services and other services, including but not limited to:

(1)	development, maintenance and upgrading of relevant application software required for Party B’s business;
(2)	design, installation, routine management, maintenance and upgrading of computer network systems, hardware equipment and databases;
(3)	technical support and professional training for relevant personnel of Party B;
(4)	assistance to Party B in consulting on, collecting and researching technical and market information (excluding market surveys prohibited for wholly foreign-owned enterprises under the PRC laws);
(5)	provision of enterprise management consulting services to Party B;
(6)	other related services to be provided from time to time at the request of Party B to the extent permitted under the PRC laws.
1.1.2

The specific scope, methods, personnel and service fees for the services described above shall be confirmed periodically or from time to time by the Parties in accordance with the template set forth in Annex 1 Service Schedule.

1.1.3

Party B agrees to accept the services provided by Party A. Party B further agrees that, unless otherwise agreed in writing by Party A in advance, during the term of this Agreement, Party B shall not, directly or indirectly, obtain from any third party any services identical or similar to the services contemplated under this Agreement, nor establish any similar cooperation relationship with any third party with respect to the matters contemplated herein.

1.2	Intellectual Property License: Party A licenses Party B to use relevant software, patents and trademarks lawfully owned by Party A. The specific content, method and scope of license, license term and license fees shall be confirmed periodically or from time to time by the Parties in accordance with the template set forth in Annex 2 Intellectual Property License Schedule.

1.3

Equipment and Asset Lease: Party A shall lease equipment and assets to Party B. Based on the specific leasing arrangements, the Parties shall confirm the type, scope, lease term and rental fees of such equipment and assets periodically or from time to time in accordance with the template set forth in Annex 3 Equipment and Asset Lease Confirmation Form.

1.4

The Parties agree that Party A may designate other Persons (such designated Persons may enter into agreements with Party B as described in Sections 1.1, 1.2, 1.3 and 1.5) to provide the services, licenses or leasing arrangements contemplated under this Agreement.

1.5	Miscellaneous
1.5.1

Party A and Party B agree that, during the term of this Agreement, Party B may, as necessary, enter into further service agreements with Party A or any Person designated by Party A to specify the details of the services, including scope, methods, personnel and fees.

1.5.2

For the purpose of better performing this Agreement, Party A and Party B agree that, during the term of this Agreement and as business progresses, Party B shall enter into equipment or asset lease agreements or intellectual property license agreements with Party A or any Person designated by Party A as needed, pursuant to which Party A shall provide relevant equipment or assets to Party B for use or license relevant intellectual property to Party B for use.

1.6

Party B hereby grants Party A an irrevocable and exclusive option, pursuant to which Party A shall have the right, to the extent permitted under the PRC laws and at its sole discretion, to purchase any part or all of Party B’s assets at the lowest price permitted under the PRC laws. The Parties shall enter into a separate asset transfer agreement to specify the terms and conditions of such transfer.

2.	Service Fees and Payment Method
2.1	During the term of this Agreement, Party B shall pay Party A service fees for the services provided under Section 1.1 as follows:
2.1.1

For the services provided by Party A to Party B, Party B shall pay service fees to Party A on a quarterly basis. The amount of service fees for each quarter shall be determined by Party A based on the following factors:

(1)	the complexity and difficulty of the services;
(2)	the positions of Party A’s employees and the time required to provide such services;
(3)	the specific content and commercial value of the services;
(4)	cost factors for similar types of services;
(5)	the operational condition of Party B.

However, the quarterly service fee shall not be less than ninety percent (90%) of the balance of Party B’s quarterly revenue after deducting Party B’s operating costs and expenses recognized by the Parties and losses carried forward from previous fiscal years.

2.2

During the term of this Agreement, if Party A licenses intellectual property to Party B or leases equipment or assets to Party B, the license fees and rental fees shall be determined by Party A based on actual circumstances.

2.3	Party A shall have the right to unilaterally adjust the fees described in Sections 2.1 and 2.2.
3.	Intellectual Property and Confidentiality
3.1

Party A shall exclusively own all intellectual property rights arising from or created in connection with the performance of this Agreement, including but not limited to copyrights, patent rights, patent application rights, software, technical secrets, trade secrets and other rights and interests. Party B shall execute all appropriate documents, take all appropriate actions, file all appropriate documents and/or applications, provide all appropriate assistance, and take all other actions deemed necessary by Party A at its sole discretion to vest such intellectual property rights, title and interests in Party A and/or perfect Party A’s protection of such intellectual property rights.

3.2

The Parties acknowledge and confirm that this Agreement, the contents hereof and any oral or written information exchanged between the Parties in connection with the preparation or performance of this Agreement shall constitute Confidential Information. Each Party shall maintain the confidentiality of all such Confidential Information and shall not disclose any Confidential Information to any third party without the prior written consent of the other Parties, except for: (a) any information that is or will become publicly available other than through unauthorized disclosure by the receiving Party; (b) any information required to be disclosed pursuant to applicable laws, stock exchange rules, or orders of governmental authorities or courts; or (c) any information disclosed by any Party to its shareholders, directors, employees, legal or financial advisors in connection with the transactions contemplated under this Agreement, provided that such persons shall be subject to confidentiality obligations substantially similar to those set forth herein. Any breach of confidentiality by a Party’s shareholders, directors, employees or engaged institutions shall be deemed a breach by such Party, which shall bear liability for breach in accordance with this Agreement.

4.	Representations, Warranties and Covenants
4.1	Representations, Warranties and Covenants of Party A：
4.1.1

Party A is a wholly foreign-owned enterprise duly established and validly existing under the PRC laws. Party A or its designated service provider shall obtain all necessary governmental permits and licenses required for providing the services under this

Agreement prior to providing such services.

4.1.2

Party A has taken all necessary corporate actions, obtained all necessary authorizations and secured all required consents and approvals from third parties and governmental authorities (if required) for the execution, delivery and performance of this Agreement. The execution, delivery and performance of this Agreement by Party A do not violate any applicable laws or regulations.

4.1.3	This Agreement constitutes legal, valid and binding obligations of Party A and is enforceable against Party A in accordance with its terms.
4.2	Representations, Warranties and Covenants of Party B：
4.2.1

Party B is a company duly established and validly existing under the PRC laws and has obtained and shall maintain all necessary governmental permits and licenses required for conducting the Principal Business.

4.2.2

Party B has taken all necessary corporate actions, obtained all necessary authorizations and secured all required consents and approvals from third parties and governmental authorities (if required) for the execution, delivery and performance of this Agreement. The execution, delivery and performance of this Agreement by Party B do not violate any applicable laws or regulations.

4.2.3	This Agreement constitutes legal, valid and binding obligations of Party B and is enforceable against Party B in accordance with its terms.
5.	Term of Agreement
5.1	This Agreement shall become effective upon execution by the Parties and shall remain in force permanently unless otherwise expressly provided herein or terminated by Party A in writing.
5.2	If, during the term of this Agreement, the business term of either Party expires, such Party shall promptly apply for renewal of its business term so as to ensure the continued validity and performance of this Agreement. If such application for renewal is not approved or consented to by the competent authorities, this Agreement shall terminate upon the expiration of such Party’s business term.

5.3	Upon termination of this Agreement, the rights and obligations of the Parties under Sections 3, 6, 7 and this Section 5.3 shall survive such termination.
6.	Governing Law and Dispute Resolution
6.1	The execution, validity, interpretation, performance, amendment and termination of this Agreement and the resolution of any disputes arising hereunder shall be governed by the PRC laws.
6.2

Any dispute arising from the interpretation or performance of this Agreement shall first be resolved through friendly consultation between the Parties. If the dispute cannot be resolved within thirty (30) days after one Party delivers a written notice requesting consultation, any Party may submit such dispute to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with its arbitration rules. The arbitration shall be conducted in Shenzhen, and the language of arbitration shall be Chinese. The arbitral award shall be final and binding upon the Parties.

6.3

During the resolution of any dispute arising from the interpretation or performance of this Agreement, except for the matters in dispute, the Parties shall continue to exercise their respective rights and perform their respective obligations under this Agreement.

7.	Liability for Breach and Indemnification
7.1

If Party B materially breaches any provision of this Agreement, Party A shall have the right to terminate this Agreement and/or require Party B to compensate for damages. This Section 7.1 shall not prejudice any other rights of Party A under this Agreement.

7.2	Except as otherwise required by applicable laws, Party B shall not have any right to terminate or rescind this Agreement under any circumstances.

7.3

Party B shall indemnify Party A against any and all losses, damages, liabilities or expenses incurred by Party A arising from or in connection with any litigation, claim or other demand against Party A in connection with the services provided by Party A to Party B under this Agreement, except to the extent that such losses, damages, liabilities or expenses arise from Party A’s gross negligence or willful misconduct. 8.

8.	Force Majeure
8.1

If either Party is prevented from performing or is unable to fully perform this Agreement due to any earthquake, typhoon, flood, fire, epidemic, war, riot, hostile action, public disturbance, strike or any other event that is unforeseeable, unavoidable and insurmountable (“Force Majeure”), the affected Party shall not be liable for such non-performance or partial non-performance caused directly by such Force Majeure event. The affected Party shall promptly notify the other Party in writing without delay and shall provide details of the Force Majeure event within fifteen (15) days after issuing such written notice, explaining the reasons for such non-performance, partial non-performance or delay in performance.

8.2

If the Party claiming Force Majeure fails to notify the other Party and provide appropriate supporting evidence in accordance with the above provisions, such Party shall not be exempted from liability for failure to perform its obligations under this Agreement. The affected Party shall use reasonable efforts to mitigate the consequences of the Force Majeure event and shall resume performance of its obligations as soon as practicable after the Force Majeure event ceases. If the affected Party fails to resume performance of its obligations after the reasons for suspension of performance due to Force Majeure have ceased to exist, such Party shall bear liability to the other Party.

8.3	Upon the occurrence of a Force Majeure event, the Parties shall immediately consult with each other to seek an equitable solution and shall use all reasonable efforts to minimize the consequences of such Force Majeure event.

9.	Notices
9.1

All notices and other communications required or permitted under this Agreement shall be delivered by hand, by registered mail (postage prepaid), by commercial courier service or by facsimile to the addresses set forth below. Each notice shall also be delivered by email. The effective date of delivery shall be determined as follows:

9.1.1	If delivered by hand, courier service or registered mail (postage prepaid), the date of receipt or rejection at the designated address shall be deemed the effective delivery date;
9.1.2	If delivered by facsimile, the date of successful transmission (as evidenced by the automatically generated transmission confirmation) shall be deemed the effective delivery date.
10.	Assignment
10.1	Party B shall not assign its rights or obligations under this Agreement to any third party without the prior written consent of Party A.
10.2

Party B hereby agrees that Party A may assign its rights and obligations under this Agreement to any third party, and Party A shall only be required to provide written notice to Party B upon such assignment, and no further consent from Party B shall be required.

11.	Severability

If any provision of this Agreement is held invalid, illegal or unenforceable in any respect under any law or regulation, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way. The Parties shall, through good faith consultation, replace such invalid, illegal or unenforceable provision with a valid provision to the maximum extent permitted by law that most closely achieves the intended economic effect of the invalid, illegal or unenforceable provision.

12.	Amendment and Supplement

Any amendment or supplement to this Agreement may be made in writing and signed by the Parties. Any such signed amendment or supplement to this Agreement shall form an integral part of this Agreement and have the same legal effect.

13.	Counterparts

This Agreement is executed in two (2) originals, with each Party holding one original, and each original shall have equal legal effect.

[No further text. Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Exclusive Business Cooperation Agreement to be duly executed by their authorized representatives as of the date first written above.

Party A:

Xunlei Computer (Shenzhen) Co., Ltd. (Seal)

By:	/s/ Kening Wu

Name:	Kening Wu

Title:	Authorized Signatory

Party B:

Shenzhen Suqu Network Technology Co., Ltd. (Seal)

By:	/s/ Hongfei Jia

Name:	Hongfei Jia

Title:	Authorized Signatory

Signature Page

Annex 1 Service Schedule

Signature Page

Annex 2 Intellectual Property License Schedule

Signature Page

Annex 3 Equipment and Asset Lease Confirmation Form

Signature Page